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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


              Date of Report (Date of earliest event reported):
                                June 3, 2002


                           PRECOM TECHNOLOGY, INC.

             (Exact Name of Registrant as Specified in Its Charter)



  Florida                               000-31507               65-0693481

(State or Other Jurisdiction      (Commission File No.)     (IRS Employer
of Incorporation)                                         Identification No.)



2255 Glades Road, Suite 324A, Boca Raton, Florida                   33431
(Address of Principal Executive Offices)                          (Zip Code)


                             (800) 451-0932
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5.  Other Events.

Acquisition of Subsidiary

Effective May 26, 2002, Precom Technology, Inc. (the "Company") entered into a Share Exchange Agreement (the "Share Exchange Agreement") with CGI International Holdings, Inc., a Delaware corporation, ("CGI"), Saddleback Financial Corporation, a Delaware corporation ("Saddleback"), Leaseco Holding, Inc., an Illinois corporation and Merchants Capital Corporation for the acquisition of the equipment leasing business of Saddleback, which is based in Orange, California. A copy of the Share Exchange Agreement is attached as
Exhibit 99.1. Saddleback has been engaged in the equipment leasing business since 1983. The acquisition was an all stock transaction, with two million shares of common stock, par value $.001 of the Company's treasury stock, at an agreed valuation of $1.00 per share for purposes of the exchange, and one million shares of preferred stock of the Company (the "Preferred Stock") issued to Saddleback at closing in exchange for all of the assets of Saddleback, including fixed assets, work in process, contracts, the Saddleback name and all other operating assets. The existing business acquired by the Company will be operated through a new subsidiary of the Company, Saddleback Finance, Inc., a Florida corporation, which has been formed to continue the business. None of the liabilities of the old Saddleback, whose corporate name was changed to SBFC Corporation in the transaction, were assumed in the acquisition. The Preferred Stock will be issued subject to conversion into additional common shares in one year, having a value of $2.5 million, based on the market closing price at that time. The Company has an option to cancel the transaction during the same one-year period if Saddleback's quarterly financial performance is not at least 95% of the projected performance on which the acquisition was based.
Change in Principal Offices

The principal executive offices of the Company have been moved from 2001 West Main Street, Suite 208, Stamford, Connecticut, 06902 to 2255 Glades Road, Suite 324A, Boca Raton, Florida, 33431.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Business Acquired. Not applicable.

(b)     Pro Forma Financial Information. Not applicable.

(c)     Exhibits.

No.     Description
99.1 Share Exchange Agreement, dated May 26, 2002, by and between Precom Technology, Inc., CGI International Holdings, Inc., Saddleback Financial Corporation, Leaseco Holding, Inc. and Merchants Capital Corporation.


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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the report to be signed on its behalf by the undersigned thereto duly authorized.

PRECOM TECHNOLOGY, INC.


Dated: June 17, 2002                ________/s/ Robert J. Hipple
                                                Name: Robert J. Hipple
                                                Title: President